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                                                                    EXHIBIT 99.1


COLE NATIONAL GROUP ANNOUNCES EXTENSION OF EXCHANGE OFFER; EXTENDS EXCHANGE OFFER TO AUGUST 9, 2002

          Cleveland, Ohio, August 8, 2002. Cole National Group, Inc., a subsidiary of Cole National Corporation (NYSE: CNJ), today announced that it is extending to 5:00 p.m., New York City time, on August 9, 2002, its offer to exchange up to $150 million aggregate principal amount of its 8-7/8% senior subordinated notes due 2012 for up to $150 million aggregate principal amount of its existing 8-7/8% senior subordinated notes due 2012. The existing notes were issued and sold in a transaction exempt from the registration requirements of the Securities Act of 1933. The exchange offer was originally scheduled to expire at 5:00 p.m., New York City time, on August 8, 2002.

          Questions concerning the delivery of appropriate documents and existing notes should be directed to Wells Fargo Bank Minnesota, N.A., the exchange agent for the exchange offer, at (800) 344-5128.

          The existing notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.